Exhibit 99.1

Civista Bancshares, Inc., Appoints Charles A. Parcher as Executive Vice President & Chief Lending Officer of Civista Bancshares, Inc. and President & Chief Lending Officer of Civista Bank.

Sandusky, OH, January 22, 2025 — Civista Bancshares, Inc. ("Civista") (NASDAQ: CIVB) announced on Tuesday, January 21st, 2025, that Charles A. Parcher will assume the role of Executive Vice President & Chief Lending Officer of Civista Bancshares, Inc. and President & Chief Lending Officer of Civista Bank.

Dennis G. Shaffer will continue to serve as CEO & President of Civista Bancshares, Inc. and CEO of Civista Bank. This leadership transition reflects the organization’s commitment to stability, growth, and a strong future, ensuring its continued ability to effectively serve its customers, employees, and shareholders.

Parcher joined Civista in 2016 and has over 36 years of banking experience. Prior to becoming Chief Lending Officer, he held several prominent roles, including Market President for FirstMerit in Northwest Ohio, Executive Vice President at Sky Bank overseeing commercial banking operations in Northwest Ohio and Southeast Michigan, and Senior Vice President and Commercial Region Manager at Huntington Bank.

He earned his MBA from the University of Toledo and his bachelor's degree in finance and economics from Miami University. He has also completed numerous industry-related educational programs.

Parcher has served in various leadership roles in several non-profit organizations. Notably, he has served as the past Chairman of the board of trustees for the YMCA of Greater Toledo, as a board member for the ProMedica Toledo Metropolitan Hospitals, and as a board member and treasurer of the Toledo Regional Chamber of Commerce.

"This change reflects Civista’s succession plan, a hallmark of a successful organization with sustained longevity as we enter our 141st year. Chuck’s exceptional leadership, extensive experience, and unwavering dedication to our organization have been instrumental in shaping the bank’s lending strategies and driving success. His promotion to President is a well-earned recognition of his contributions. I look forward to continuing our work together to serve our customers, employees, and shareholders. " - Dennis G. Shaffer, CEO and President of Civista.

About Civista Bancshares, Inc.:
Civista Bancshares, Inc., is a $4.1 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 42 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division (formerly Vision Financial Group, Inc.), headquartered in Pittsburgh, Pennsylvania. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

CONTACTS: Ian Whinnem SVP, Chief Financial Officer, at iwhinnem@civista.bank or (419) 627-4651.

Source: Civista Bancshares, Inc.